Exhibit 99.1

Neurotrope Inc. Announces Approval for Listing on the NASDAQ Capital Market

Begins Trading on the NASDAQ Capital Market on March 29, 2017. Neurotrope Will Ring the Opening Bell on March 31, 2017

NEW YORK, March 27, 2017 PRNewswire/ -- Neurotrope, Inc. (OTCQB: NTRP), a clinical-stage biopharmaceutical company developing novel therapies for neurodegenerative diseases, including Alzheimer’s disease, today announced that it has received confirmation that its application to list the Company’s common stock on the NASDAQ Capital Market has been approved by The NASDAQ Stock Market, a unit of the NASDAQ OMX Group. In honor of the listing, Neurotrope will ring the Opening Bell at the NASDAQ MarketSite in Times Square, New York City on March 31, 2017. The ceremony will begin at 9:15 a.m. ET. A LiveStream of the NASDAQ Opening Bell will be available at: http://livestream.com/nasdaq/live.

Neurotrope’s common stock is expected to begin trading on the NASDAQ Capital Market at the opening of trading on March 29, 2017 under the ticker symbol “NTRP”. The Company’s common stock will continue to trade on the OTCQB until market close on March 28, 2017 under the ticker symbol “NTRP”.

“Listing on the NASDAQ Capital Market is a significant corporate milestone for our company and a testament to the tremendous progress we have made over the past year,” stated Dr. Susanne Wilke, CEO of Neurotrope. “We believe that the listing on NASDAQ should help broaden our shareholder base, increase appeal to institutional investors, provide us with better liquidity and, as a result, could ultimately contribute to increasing shareholder value.”

Dr. Daniel Alkon, President and Chief Scientific Officer added, “We continue to execute on our clinical and corporate strategy, and anticipate announcing top line efficacy results from our randomized, placebo controlled, Phase 2 study in 148 moderate to severe Alzheimer’s dementia patients in April 2017. We are pleased that we will be able to make that announcement as a NASDAQ listed company.”

About Neurotrope

Neurotrope is at the forefront of developing a novel therapy to treat and potentially reverse moderate to severe Alzheimer’s dementia and other neurodegenerative diseases. The Company’s world-class science is a paradigm shifting approach that treats some of the underlying causes of Alzheimer’s disease.

The scientific basis of our treatment is activation of Protein Kinase C isozymes ε and α by bryostatin-1, a natural product, which in mouse Alzheimer’s disease models was demonstrated to result in repair of damaged synapses as well as synaptogenesis, the induction of new neuronal networks, reduction of toxic beta-amyloid generation, prevention of neuronal death, and enhancement of memory and learning, thus having the potential to improve cognition and behavior in Alzheimer’s dementia.

Neurotrope is conducting a Phase 2 trial of bryostatin-1 in the treatment of moderate to severe Alzheimer’s dementia, as well as preclinical studies of bryostatin-1 as a treatment for Fragile X Syndrome, Niemann-Pick Type C disease and Rett Syndrome, three rare genetic diseases for which only symptomatic treatments are currently available. The FDA has granted Orphan Drug Designation to Neurotrope for bryostatin-1 as a treatment for Fragile X Syndrome.  Bryostatin-1 has undergone testing in over 1,500 people establishing a large safety database.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the proposed study and timing of initiation, and continued development of use of bryostatin-1 for Alzheimer’s dementia and other cognitive diseases.  Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s patent portfolio, the Company’s inability to expand the Company’s business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company’s raw materials, existing or increased competition,  stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The Company does not undertake to update these forward-looking statements.

Please visit www.neurotropebioscience.com for further information.

For additional information, please contact:

Neurotrope BioScience, Inc.
Jeffrey Benison, Director of Corporate Communications
212.334.8709 or 516.286.6099
jbenison@neurotropebioscience.com